Item 27. Exhibit (h) i. d. 3.

DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT

Service Shares of Janus Aspen Series

(for Insurance Companies)

This Distribution and Shareholder Services Agreement (this “Agreement”) is made as of July 12, 2021 by and between Janus Distributors LLC (the “Distributor”), a Delaware limited liability company, Massachusetts Mutual Life Insurance Company, a life insurance company organized under the laws of the Commonwealth of Massachusetts (the “Company”), and MML Strategic Distributors (“MSD”), a Delaware limited liability company.

Recitals

A.           The Company has entered into a participation agreement dated July 12, 2021 with Janus Aspen Series (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) with respect to the purchase of a class of shares designated “Service Shares” of one or more series of the Trust (each a “Portfolio”) by certain separate accounts of the Company (the “Accounts”).

B.            The Distributor, which conducts some business under its brand name “Janus Henderson Distributors”, serves as the distributor to Service Shares.

C.            The Company desires to provide certain distribution and shareholder services to owners (the “Contract Owners”) of variable life insurance policies or variable annuity contracts (the “Contracts”) in connection with their allocation of contract values in the Service Shares of the Portfolios, and Distributor desires Company to provide such services, subject to the conditions of this Agreement.

D.            Pursuant to Rule 12b-1 under the 1940 Act, the Service Shares of each Portfolio have adopted a Distribution and Shareholder Servicing Plan (the “12b-1 Plan”) which, among other things, authorizes the Distributor to enter into this Agreement with organizations such as the Company and to compensate such organizations out of each Portfolio’s average daily net assets attributable to the Service Shares.

Agreement

1.	Services of Company.

(a)       The Company shall provide any combination of the following distribution and/or administrative services, as agreed upon by the parties from time to time, to Contract Owners who allocate contract values to the Service Shares of the Portfolios: engaging in efforts to promote and distribute Service Shares to Contract Owners, printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials to prospective and existing Contract Owners; providing educational materials regarding the Service Shares; providing facilities to answer questions from prospective and existing Contract Owners about the Portfolios; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Service Shares; assisting Contract Owners in completing application forms and selecting account options; and providing Contract Owner record-keeping and similar administrative services.

(b)       The Company will furnish to the Distributor, the Trust or their designees such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Trust’s Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

(c)       The Company acknowledges that the Distributor has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

(d)       The parties agree that the Distributor and/or its related persons as that term is defined under the 1940 Act are not responsible under any circumstances for compliance with applicable suitability determination requirements with respect to the offering and/or sale of the Portfolios to the Contracts by the Company.

2.	Indemnification.

(a)       The Company shall indemnify and hold harmless the Portfolios, the Portfolios’ custodian, the Distributor, and all affiliates, directors, trustees, employees, shareholders and assigns of the foregoing for any loss (including without limitation, litigation costs and expenses and attorneys’ and experts’ fees) directly resulting from the Company’s willful act, omission or error in the performance of this Agreement, or the Company’s material breach of this Agreement. Such indemnification shall survive termination of the Agreement.

(b)       If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereto with respect to which such party (“Indemnified Party”) may make a claim against any other party hereto (“Indemnifying Party”) pursuant to this section, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that:

(i)       the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand;

(ii)       the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and

(iii)       the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

3.             Maintenance of Records. The Company shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services herein. Upon the reasonable request of Distributor or the Trust, Company shall provide Distributor, the Trust or the representative of either, copies of all such records relating to the Portfolios deemed necessary for either of them to carry out this Agreement or for the Portfolios or their representatives to comply with applicable legal requirements, including, but not limited to, information regarding sales by state or jurisdiction or residence of individual Contact Owners for the purpose of meeting state regulatory requirements.

4.             Fees. The Company’s affiliates, MML Investor Services, LLC (“MMLIS”) and MSD serve as principal underwriters for the Company assisting in providing distribution and shareholder services. In consideration of the Company’s performance of the services described in this Agreement, Distributor shall pay to the Company’s affiliate, MSD, on behalf of MMLIS, MSD, and the Company, a monthly fee (“Distribution Fee”) calculated as follows: the average aggregate amount invested in each month in the Service Shares of each Portfolio by the Accounts is multiplied by a pro-rata fee factor. The pro-rata fee factor is calculated by: (a) dividing the per annum factor set forth on Exhibit A for the Service Shares of each Portfolio by the number of days in the applicable year, and (b) multiplying the result by the actual number of days in the applicable month. The average aggregate amount invested over a one-month period shall be computed by totaling the aggregate investment by the Accounts (share net asset value multiplied by total number of shares held) on each calendar day during the month and dividing by the total number of calendar days during such month.

Distributor will calculate the fee at the end of each month and will make such payment to MSD. The payment will be accompanied or followed by a statement showing the calculation of the monthly amounts payable by Distributor and such other supporting data as may be reasonably requested by MSD. MSD shall promptly review and confirm the accuracy of payments received from Distributor. Requests for payment corrections for periods 180 days or more prior to the current month shall be at the Distributor’s discretion. Such payments should be made as follows:

By check to:	By wire to:
MML Strategic Distributors, LLC	Bank: Bank of America
P.O. Box 8089	ABA#: 026009593
Boston, MA 02266-8089	Account Name: MML Strategic Distributors, LLC
Attn.: MMLIS Finance	Account Number: 002240071598

By Automated Clearing House:

Bank: Bank of America

ABA#: 011900445

Account Name: MML Strategic Distributors, LLC

Account Number: 002240071598

The Company acknowledges and agrees that: (i) the Distributor’s obligation to pay is limited solely to the proceeds of the 12b-1 fees received from the Trust; (ii) the provisions of any Rule 12b-1 Plan and distribution agreement between the Portfolios and the Distributor in effect on the date of this Agreement or to be adopted in the future shall control over this Agreement in the event of any inconsistency; and (iii) all payments under any Rule 12b-1 Plan are subject to limitations contained in the Rule 12b-1 Plan and distribution agreement and may be varied or discontinued at any time.

If the Company and the Distributor agree to use the National Securities Clearing Corporation (“NSCC”) Mutual Fund Commission Settlement Service (“Settlement Service”) for the transmission of fees and related data, the parties agree to transmit such fees and data in such formats as established by the NSCC from time to time and to otherwise comply with the relevant requirements of the NSCC Rules and Procedures.

5.              Representations, Warranties and Agreements. The Company represents, warrants, and covenants that:

(a)       It and its employees and agents meet the requirements of applicable law, including but not limited to federal and state securities law and state insurance law, for the performance of services contemplated herein;

(b)       It will not purchase Service Shares with Account assets derived from tax-qualified retirement plans except indirectly, through Contracts purchased in connection with such plans and the Distribution Fee does not include any payment to the Company that is prohibited under the Employee Retirement Income Securities Act of 1974, as amended (“ERISA”) with respect to any assets of a Contract Owner invested in a Contract using the Portfolios as investment vehicles;

(c)       If required by applicable law, the Company will disclose to each Contract Owner the existence of the Distribution Fee received by the Company pursuant to this Agreement in a form consistent with the requirements of applicable law; and

(d)       The Company understands that pursuant to Section 15 of the Securities Exchange Act of 1934 (the “1934 Act”) and Financial Industry Regulatory Authority (“FINRA”) Rule 2040 the Distributor is generally prohibited from dealing with Securities and Exchange Commission (“SEC”) unregistered broker-dealers and FINRA non- members and assures that its dealings with the Distributor are in compliance with these regulations based on one of the following circumstances:

The Company is not a broker or dealer, is not required to be registered with the SEC as a broker -dealer under the 1934 Act, is not required to be a FINRA member, and is not required to be registered as a broker-dealer under any state securities laws in order to enter into and perform the services, and receive the fees, set forth in this Agreement. The Company operates in compliance with the SEC and FINRA rules based upon an exclusion or exemption from registration in the form of the appropriate law, rule, regulation, interpretive release, interpretive letter, or “no-action” letter issued by the SEC as applicable to the specific fact situation.

The Company shall notify the Distributor immediately upon a change in the Company’s registration status.

(e)       The Company has procedures in place reasonably designed to ensure the performance of and compliance with the obligations set forth in this Agreement. The Company shall periodically provide the Adviser with the Company’s Financial Intermediary Controls and Compliance Assessment report (“FICCA”) or similar report of independent auditors when available. Notwithstanding the foregoing, if Company does not obtain a FICCA or similar report, it shall upon reasonable request, submit quarterly and annual questionnaires to the Trust or its affiliate(s), and permit the Trust or its affiliate(s) to have reasonable access to its employees and records for purposes of conducting operational due diligence reviews, verifying the Company’s performance of services, and verifying the Company’s compliance with the obligations set forth in this Agreement.

(f)       The Company acknowledges and agrees that the Distributor, including its officers, directors and personnel, have not acted, or will not act, as a “placement agent” or a “solicitor” for any of the Company’s Contract Owners within the meaning of Federal securities laws, as may be amended from time to time.

6.             Customer Information. The names, addresses and other information concerning Contract Owners are and shall remain the sole property of the Company. Neither the Distributor, its affiliates, nor its officers, directors, employees or agents, or any control person of the foregoing persons, shall use such names, addresses or other information for any purpose except in connection with the performance of the Distributor’s duties and responsibilities hereunder and except for shareholder servicing, sales support, and informational mailings relating to the Portfolios or as required by operation of law or pursuant to the order of a government agency. Notwithstanding the foregoing, this section shall not prohibit the Distributor or any of its affiliates from using for any purpose the names, addresses or other information concerning any of the Company’s Contract Owners if such names, addresses or other information are obtained in any manner other than from the Company pursuant to this Agreement. The provisions of this section shall survive termination of this Agreement.

7.             Confidentiality. The Company and the Distributor each agree to keep confidential all terms of this Agreement, and any other information obtained about the other parties as a result of its performing the obligation of this Agreement, and shall not disclose any information to a third party without obtaining prior written consent from the non-disclosing party, except as required by law, regulatory authority or court with proper jurisdiction. A party may permissibly disclose confidential information to its agent(s) provided such agent owes a duty of confidentiality to the disclosing party or has agreed in writing to keep such information confidential. Notwithstanding the foregoing, each party hereby consents to the inclusion of its name on client lists or similar summaries of fund partners, and requests for proposals.

8.	Termination.

(a)       This Agreement may be terminated with respect to any Portfolio by the Distributor or by the Company, without penalty, upon 60 days’ prior written notice to the other party.

(b)       In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.

9.	Miscellaneous.

(a)       No modification of any provision of this Agreement will be binding unless in writing and executed by the parties. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.

(b)       This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of the other party or as expressly contemplated by this Agreement. In the event of an assignment to a third party in connection with the sale or disposition of one or more lines of the Company’s business, a change of control or acquisition of the Company (excluding an assignment, change of control or acquisition as a result of an internal reorganization), the Distributor retains the right to renegotiate the terms of this Agreement with the successor entity.

(c)       This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, exclusive of conflicts of laws.

(d)       This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., facsimile or emailed portable document format (PDF)), and the parties hereby adopt as original any signatures received via electronically transmitted form. Facsimile signatures will have the same legal effect as original signatures.

[signature page follows]

JANUS DISTRIBUTORS LLC		Massachusetts Mutual Life Insurance Company

By:	/s/ Russ Shipman	By:	/s/ Philip Michalowski
Name:	Russ Shipman	Name:	Philip Michalowski
Title:	Head of Retirement Sales and Strategy	Title:	Head of Annuity Product

MML STRATEGIC DISTRIBUTORS, LLC

By:	/s/ Matt DiGangi
Name:	Matt DiGangi
Title:	Head of Annuity & Hybrid Life/LTC Distribution

Exhibit A to Distribution and Shareholder Services Agreement

Name of Portfolio	Fee Factor*

All Portfolios of Janus Aspen Series	[_____]%
(Service Shares)

*Shall not exceed [_____]%